UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2006

Kenexa Corporation

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	000-51358	23-3024013
(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

650 East Swedesford Rd Wayne, PA		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 971-9171

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

On October 6, 2006, Kenexa Corporation, a Pennsylvania corporation (the “Company”), its wholly-owned subsidiary, Kenexa Technology, Inc., a Pennsylvania corporation (“Kenexa Technology”), and Birmingham Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Kenexa Technology (“Acquisition Sub”), entered into an Equity Purchase Agreement and Agreement and Plan of Merger (the “Agreement”) with BrassRing LLC, a Delaware limited liability company (“BRLLC”), BrassRing Inc., a Delaware corporation (“BRINC”), Gannett Satellite Information Network, Inc., a Delaware corporation (“Gannett”), BRLLC Holdings Inc., a Delaware corporation (“Post”), Tribune National Marketing Company, a Delaware corporation (“Tribune”; collectively, Gannett, Post and Tribune are the “Selling Members”), Accel VI L.P., a Delaware limited partnership, Accel Internet Fund II, L.P., a Delaware limited partnership, Accel Keiretsu VI L.P., a Delaware limited partnership, Accel Investors ‘98 L.P., a Delaware limited partnership, Accel VI-S L.P., a Delaware limited partnership, Accel Investors ‘98-S L.P., a Delaware limited partnership, and James W. Breyer (collectively, the “Accel Parties”), and Gerald M. Rosberg solely as the representative (the “Representative”) of the Selling Members and the Accel Parties.

The Agreement

The Agreement provides for a business combination whereby (i) Kenexa Technology will acquire all the outstanding membership interests of BRLLC other than membership interests held by BRINC, and (ii) Acquisition Sub will merge with and into BRINC (together, the “Merger”). As a result of the Merger, the separate corporate existence of Acquisition Sub will cease and BRINC will continue as the surviving corporation in the Merger, and as a wholly-owned subsidiary of Kenexa Technology.  Following the Merger, BRINC and Kenexa Technology together will hold all of the outstanding membership interests of BRLLC.  The total consideration payable in the Merger will be approximately $115 million, subject to closing adjustments for working capital. The Merger is subject to regulatory approval and the approval of BRINC’s stockholders, BRLLC’s members and other customary closing conditions. Each of the Company, Kenexa Technology, Acquisition Sub, BRLLC, BRINC, the Selling Members and the Accel Parties have made customary representations, warranties and covenants in the Agreement.

This description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Agreement has been included to provide investors and shareholders with information regarding its terms. It is not intended to provide any other factual information about Kenexa. The Agreement contains representations and warranties that the parties to the Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Agreement. Accordingly, investors and shareholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Kenexa’s public disclosures.

Other Material Relationships

The Company does not have any material relationship with BRLLC, BRINC, any of their affiliates, the Selling Members, the Accel Parties, or the Representative.

Item 7.01      Regulation FD Disclosure

On October 6, 2006, Kenexa issued a press release announcing that on October 6, 2006, Kenexa entered into the Agreement described in Item 1.01 above. A copy of this press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

The information in this Form 8-K under Item 7.01 and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific referencing in such filing.

Item 9.01      Financial Statements and Exhibits

(c) Exhibits.

2.1

Equity Purchase Agreement and Agreement and Plan of Merger, dated as of October 5, 2006, among Kenexa Corporation, Kenexa Technology, Inc., Birmingham Acquisition Corp., BrassRing LLC, BrassRing Inc., Gannett Satellite Information Network, Inc., BRLLC Holdings Inc., Tribune National Marketing Company, Accel VI L.P., Accel Internet Fund II, L.P., Accel Keiretsu VI L.P., Accel Investors ‘98 L.P., Accel VI-S L.P., Accel Investors ‘98-S L.P., James W. Breyer, and Gerald M. Rosberg solely as the representative of the stockholders of BRINC and the selling members of BRLLC.

99.1	Press Release, entitled “Kenexa Announces Agreement to Acquire BrassRing,” issued by Kenexa Corporation on October 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENEXA CORPORATION

Date: October 10, 2006	By:	/s/ DONALD F. VOLK
Donald F. Volk
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1

Equity Purchase Agreement and Agreement and Plan of Merger, dated as of October 5, 2006, among Kenexa Corporation, Kenexa Technology, Inc., Birmingham Acquisition Corp., BrassRing LLC, BrassRing Inc., Gannett Satellite Information Network, Inc., BRLLC Holdings Inc., Tribune National Marketing Company, Accel VI L.P., Accel Internet Fund II, L.P., Accel Keiretsu VI L.P., Accel Investors ‘98 L.P., Accel VI-S L.P., Accel Investors ‘98-S L.P., James W. Breyer, and Gerald M. Rosberg solely as the representative of the stockholders of BRINC and the selling members of BRLLC.

99.1	Press Release, entitled “Kenexa Announces Agreement to Acquire BrassRing,” issued by Kenexa Corporation on October 6, 2006.

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